AMENDMENT TO CONSULTING AGREEMENT


         This Amendment is entered into on the 31 day of March, 1998 by and between Westmark Group Holdings, Inc., a Delaware corporation, and Westmark Mortgage Corporation, a California corporation (hereinafter collectively referred to as "Westmark") and Harry C. Coolidge ("Consultant").

         WHEREAS, Westmark and Consultant entered into a Consulting Agreement on or about January 24, 1996, and

         WHEREAS, Westmark and Consultant amended said Consulting Agreement on or about February 4, 1997, and further amended said Consulting Agreement on or about August 27, 1997, and

         WHEREAS, Westmark and Consultant desire to further modify said Consulting Agreement,

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, said Consulting Agreement, as amended, is hereby modified in the following respects:

         1. Consultant's annual salary shall be increased to $180,000 commencing April 1, 1998 payable as follows: $10,000 per month in cash and $5,000 per month shall be accrued and payable at the end of each quarter commencing June 30, 1998 either in cash to the extent that the corporation has sufficient cash proceeds available, or the issuance of restricted shares of common stock of Westmark Group Holdings, Inc. based upon the closing bid price of the common stock of Westmark Group Holdings, Inc. on the last day of each quarter. If sufficient cash proceeds are unavailable, said accrue shall be paid through the issuance of shares of common stock. If sufficient cash proceeds are available for payment of the accrual, Consultant shall have the option of being paid in cash or restricted common stock or a combination thereof. The amount of monthly compensation payable in cash may be adjusted from time to time based upon the written agreement of the parties.

         2. Consultant shall participate in an annual bonus plan commencing with the calendar year 1998, whereby Consultant shall receive an annual bonus based upon a percentage of He pre-tax net income of the corporation on a consolidated basis. The amount of the annual bonus shall be determined by the Compensation Committee and the Board of Directors on an annual basis.

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         Except as hereinabove modified or amended said Employment Agreement and any prior amendment hereto shall continue in full force and effect.

WESTMARK GROUP HOLDINGS, INC.

By:    /s/ Mark Schaftlein
   -----------------------
Its:   C.E.O.
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WESTMARK MORTGAGE CORPORATION

By:    /s/ I. H. Bowen
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Its:   C.F.O
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       /s/ Harry C. Coolidge
--------------------------
HARRY C. COOLIDGE


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